Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Second-Quarter 2021 Results and
Robust Cash Flow from Operations

Strong Salt sales volumes and improved sulfate of potash (SOP) pricing drove higher year-over-year revenue

OVERLAND PARK, Kan. (Aug. 13) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported results for the quarter ended June 30, 2021. The company will host a conference call to discuss these results on Monday, Aug. 16, 2021, at 11 a.m. ET. Further details on that call can be found at the end of this release.

HIGHLIGHTS

•Year-to-date cash flow from operations of $255.4 million, an increase of approximately 16% compared to the first six months of 2020, or up 49% excluding tax refunds received in both periods
•Salt segment operating earnings declined $3.3 million for the second quarter of 2021 compared to the second quarter of 2020 due to elevated shipping and handling expense, although up $20.5 million year-to-date or approximately 23% compared to the prior period
•Plant Nutrition segment operating earnings declined $5.6 million for the second quarter of 2021 compared to the second quarter of 2020, primarily due to previously discussed SOP feedstock inconsistencies
•Average sales price strengthened for the company's Protassium+® SOP product to approximately $610 per ton, an increase of 6% versus first-quarter 2021 pricing
•Previously disclosed change in interim inventory valuation method shifted approximately $12 million of Salt segment product cost from first-quarter 2021 to subsequent quarters, with approximately $11 million of this cost included in second- quarter 2021 results
•In July 2021, the company reduced its long-term debt by approximately $400 million (including from discontinued operations) to approximately $864 million, significantly reducing the company's leverage ratio, following the completed sale of its South America specialty plant nutrition business
•Announced in July 2021 the identification of an approximately 2.4 million metric ton lithium carbonate equivalent (LCE) sustainable lithium brine resource
•New nine-month 2021 outlook for adjusted EBITDA from continuing operations is anticipated to be $175 million to $185 million, which reflects only three quarterly reporting periods due to the previously disclosed change in fiscal year-end to Sept. 30

Compass Minerals Reports Second Quarter Earnings

PRESENTATION OF RESULTS

As previously disclosed, in March 2021, Compass Minerals' board of directors approved the divestiture of the company’s South America businesses and its North America micronutrients business as part of a broader asset optimization strategy. Collectively, the results of these businesses are reported as discontinued operations for all periods presented. The results in this earnings release reflect only the continuing operations of the company unless otherwise noted.

The results in this earnings release restate historical amounts for comparative purposes and reflect adjustments to the information presented in the company's Annual Report on Form 10-K for the year ended December 31, 2020, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. For additional information, please refer to the press release issued by the company on Aug. 4, 2021 and the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

RESULTS

(From continuing operations; in millions, except per share data)	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Revenue	$199.4	$624.9
Operating earnings	0.9	76.9
Adjusted EBITDA*	33.1	142.7
Net (loss) earnings	(16.4)	25.5
Net (loss) earnings per diluted share	(0.49)	0.73

“Following a very strong first-quarter, we maintained solid momentum in the second quarter, both in top-line performance and strategic execution,” said Kevin S. Crutchfield, president and CEO. “We are pleased to have closed the South America agriculture business sale, enabling us to significantly lower our outstanding debt levels, reduce our working capital requirements and increase our liquidity. With renewed balance sheet flexibility, we remain focused on fully leveraging our advantaged asset base and expanding our essential minerals business to maximize shareholder value. Last month, we announced that we have identified an approximately 2.4 million metric ton sustainable lithium resource and are evaluating multiple paths forward for this exciting resource.”

Second-quarter 2021 consolidated revenue grew 14% compared to the prior-year period, driven primarily by an increase in highway deicing sales volumes of 19% and an 11% improvement in consumer and industrial sales volumes. Operating earnings for second-quarter 2021 decreased $8.8 million, while adjusted EBITDA was lower by $8.9 million, both compared to the prior-year period and primarily due to higher Salt segment shipping and handling expense as well as higher unit costs in the company's Plant Nutrition segment attributable to SOP feedstock inconsistencies. The company continues to believe these SOP feedstock quality challenges are short-term and has implemented proactive measures to address the situation.

*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Compass Minerals Reports Second Quarter Earnings

SALT SEGMENT SUMMARY
Second-quarter 2021 Salt segment revenue grew 17% to $142.6 million, compared to the same period a year ago, driven by a 19% increase in sales volumes in both U.S. and U.K. highway deicing products. The company experienced more typical customer demand for its non-deicing products, with higher consumer and industrial (C&I) sales volumes, as compared to the prior-year period when sales were impacted by the COVID-19 pandemic. Salt segment average selling prices benefited from a 5% increase in C&I average sales prices compared to the same period in the prior-year, due to broad-based price increases across all product categories. This was offset by a 1% decline in year-over-year highway deicing average sales prices.

Salt segment operating earnings in second-quarter 2021 decreased $3.3 million to $19.2 million, compared to $22.5 million in the same period in 2020, while EBITDA fell $2.9 million to $36.8 million. Salt segment operating margin was 13% in the second quarter of 2021, down from 18% in the prior year, and EBITDA margin decreased to 26% from 33%, primarily due to higher inflation-related per-unit shipping and handling costs, as well as higher per-unit costs for C&I products. These C&I product cost pressures are continuously monitored and the company plans to dynamically adjust its pricing as necessary.

Bid Season Update

Approximately 80% of the company's North American highway deicing bidding process for the 2021-2022 winter season has been completed. Given bid results awarded to date, the company expects its average contract price for the upcoming winter season to be generally consistent with prior-season results. The company also expects that its total committed bid volumes will increase by approximately 7% compared to prior-year results.

PLANT NUTRITION SEGMENT SUMMARY
Plant Nutrition segment revenue in the second quarter of 2021 totaled $53.8 million, up 5% from prior-year period results. Sales volumes remained relatively unchanged compared to the prior-year period and average selling prices increased approximately 6% compared to second-quarter 2020 results. Second-quarter operating earnings declined $5.6 million from the second quarter of 2020 to $0.7 million, primarily due to higher per-unit operating costs, while EBITDA totaled $9.8 million compared to $15.9 million in the prior-year period. Second-quarter 2021 operating margin was 1% compared to 12% in the prior year and EBITDA margins were 18% compared to 31% in the prior year, both driven primarily by the previously discussed SOP feedstock inconsistencies.

OTHER FINANCIAL HIGHLIGHTS
Cash flow from continuing operations for the six months ended June 30, 2021, totaled $255.4 million compared to $220.8 million for the same period in 2020. The 2021 and 2020 periods included one-time tax refunds of approximately $9 million and $55 million, respectively.

Capital spending from continuing operations for the six months ended June 30, 2021 totaled $33.6 million compared to $39.7 million in the prior-year period.

Compass Minerals Reports Second Quarter Earnings

The company reported a second-quarter 2021 loss on foreign exchange of $1.1 million compared to a loss on foreign exchange of $4.4 million in the prior-year quarter.

Interest expense decreased $0.4 million from second-quarter 2020 levels to $15.0 million due to lower weighted average interest rates and lower debt levels. Subsequent to the end of second-quarter 2021, the company reduced its outstanding borrowings by approximately $400 million (including from discontinued operations), which is expected to result in lower interest expense going forward.

Tax expense for the quarter increased $4.4 million from the prior year as the company's change in fiscal year-end compresses the tax provision calculation period and temporarily increased the company's effective tax rate to approximately 40%, which generated an increase in second-quarter tax expense. This is a non-cash item and the company continues to view its 12-month ongoing tax rate to be approximately 28%.

The company ended the quarter with $277.7 of liquidity, which includes $26.3 million in cash and cash equivalents from continuing operations and $251.4 million of availability on its $300 million revolving credit facility.

OUTLOOK

The company anticipates its nine-month 2021 adjusted EBITDA outlook for continuing operations to be $175 million to $185 million.

For the third quarter of 2021, the company expects Salt segment revenue to benefit from strong volume growth as well as year-over-year operating earnings improvement, partially offset by slightly lower pricing.

In the Plant Nutrition segment, the company expects flat year-over-year third-quarter 2021 sales volumes with modestly higher average SOP selling prices. In addition, the company anticipates slightly higher unit costs in the third quarter of 2021 compared to those realized in the second quarter.

Compass Minerals Reports Second Quarter Earnings

2021 OUTLOOK (pro forma for continuing operations): NINE MONTH 21[1] ADJUSTED EBITDA: $175 million to $185 million
	3Q21	NINE MONTH 21[1]
Salt Segment
Volume		8.6 million to 9.0 million tons
Revenue	$160 million to $190 million
EBITDA	$45 million to $55 million
Plant Nutrition Segment
Volume		230,000 to 240,000 tons
Revenue	$28 million to $36 million
EBITDA	$5 million to $8 million
Corporate
Corporate and other expense[2]		$40 million to $45 million
Interest expense		~$46 million
Depreciation, depletion and amortization		~$90 million
Capital expenditures		~$70 million
Effective tax rate		~40%

1Reflects January 1 to September 30, 2021 fiscal year.
2Excludes depreciation, amortization and stock-based compensation.

Conference Call
Compass Minerals will discuss its results on a conference call on Monday, Aug. 16, 2021, at 11 a.m. ET. To access the conference call, interested parties should visit the company’s website at compassminerals.com or dial 1-833-921-1662. Callers must provide the conference ID number 5772368. Outside of the U.S. and Canada, callers may dial 1-236-389-2662. Replays of the call will be available on the company’s website.

A corporate presentation with second-quarter 2021 performance results will also be available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. And its plant nutrition business manufactures products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 16 production and packaging facilities with more than 2,000 employees throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

Compass Minerals Reports Second Quarter Earnings

Investor Contact	Media Contact
Douglas Kris	Rick Axthelm
Senior Director of Investor Relations	Chief Public Affairs and Sustainability Officer
+1.917.797.4967	+1.913.344.9198
krisd@compassminerals.com	MediaRelations@compassminerals.com

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s lithium resource, including its development; the company's ability to leverage its asset base, expand its business and maximize shareholder value; feedstock challenges and ability to address the situation; pricing adjustments; bid season results, including price and volume; interest expense; tax rates; and the company’s outlook for the third quarter of 2021 and nine-month 2021 fiscal year, including its expectations regarding adjusted EBITDA, volume, revenue, operating earnings, prices, costs, EBITDA, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) impacts of the COVID-19 pandemic, (ii) weather conditions, (iii) pressure on prices and impact from competitive products, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, (vi) the timing and the outcome of the sale process for the company’s South America chemicals business, and (vii) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2021 filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium

Compass Minerals Reports Second Quarter Earnings

from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA excludes stock-based compensation. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA, Adjusted EBITDA and EBITDA margin as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
		(Restated)		(Restated)
Net (loss) earnings from continuing operations	$(16.4)	$(7.2)	$25.5	$32.8
Interest expense	15.0	15.4	30.7	32.0
Income tax expense (benefit)	1.7	(2.7)	17.7	12.7
Depreciation, depletion and amortization	30.0	29.8	59.9	57.2
EBITDA from continuing operations	30.3	35.3	133.8	134.7
Adjustments to EBITDA from continuing operations:
Stock-based compensation - non cash	2.2	2.5	6.1	4.9
Loss (gain) on foreign exchange	1.1	4.4	3.2	(13.6)
Other (income) expense, net	(0.5)	(0.2)	(0.4)	0.1
Adjusted EBITDA from continuing operations	33.1	42.0	142.7	126.1
Adjusted EBITDA from discontinued operations	8.4	13.0	19.2	18.0
Adjusted EBITDA	$41.5	$55.0	$161.9	$144.1

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Sales	$142.6	$121.9	$511.6	$409.7
Operating earnings (2020 restated)	$19.2	$22.5	$110.8	$90.3
Operating margin (2020 restated)	13.5%	18.5%	21.7%	22.0%
EBITDA(1) (2020 restated)	$36.8	$39.7	$146.4	$122.1
EBITDA(1) margin (2020 restated)	25.8%	32.6%	28.6%	29.8%
Sales volumes (in thousands of tons):
Highway deicing	1,212	1,021	5,762	4,125
Consumer and industrial	445	400	923	869
Total salt	1,657	1,421	6,685	4,994
Average sales prices (per ton):
Highway deicing	$59.42	$60.32	$63.04	$67.08
Consumer and industrial	$158.78	$150.77	$160.81	$152.97
Total salt	$86.12	$85.77	$76.54	$82.02
(1) Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
		(Restated)		(Restated)
Reported GAAP segment operating earnings	$19.2	$22.5	$110.8	$90.3
Depreciation, depletion and amortization	17.6	17.2	35.6	31.8
Segment EBITDA	$36.8	$39.7	$146.4	$122.1
Segment sales	142.6	121.9	511.6	409.7
Segment EBITDA margin	25.8%	32.6%	28.6%	29.8%

Plant Nutrition Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Sales	$53.8	$51.0	$107.5	$106.4
Operating earnings (2020 restated)	$0.7	$6.3	$6.0	$10.9
Operating margin (2020 restated)	1.3%	12.4%	5.6%	10.2%
EBITDA(1) (2020 restated)	$9.8	$15.9	$23.9	$30.3
EBITDA(1) margin (2020 restated)	18.2%	31.2%	22.2%	28.5%
Sales volumes (in thousands of tons)	88	89	182	184
Average sales price (per ton)	$610	$575	$591	$578
(1) Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Plant Nutrition Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
		(Restated)		(Restated)
Reported GAAP segment operating earnings	$0.7	$6.3	$6.0	$10.9
Depreciation, depletion and amortization	9.1	9.6	17.9	19.4
Segment EBITDA	$9.8	$15.9	$23.9	$30.3
Segment sales	53.8	51.0	107.5	106.4
Segment EBITDA margin	18.2%	31.2%	22.2%	28.5%

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
		(Restated)		(Restated)
Sales	$199.4	$175.2	$624.9	$521.1
Shipping and handling cost	51.6	37.0	174.7	135.4
Product cost	117.6	98.6	311.6	262.0
Gross profit	30.2	39.6	138.6	123.7
Selling, general and administrative expenses	29.3	29.9	61.7	59.7
Operating earnings	0.9	9.7	76.9	64.0
Other expense (income):
Interest expense	15.0	15.4	30.7	32.0
Loss (gain) on foreign exchange	1.1	4.4	3.2	(13.6)
Other (income) expense, net	(0.5)	(0.2)	(0.2)	0.1
(Loss) earnings from continuing operations before income taxes	(14.7)	(9.9)	43.2	45.5
Income tax expense (benefit) for continuing operations	1.7	(2.7)	17.7	12.7
Net (loss) earnings from continuing operations	(16.4)	(7.2)	$25.5	$32.8
Net earnings (loss) from discontinued operations	73.5	3.9	(182.8)	(2.1)
Net earnings (loss)	$57.1	$(3.3)	$(157.3)	$30.7

Basic net (loss) earnings from continuing operations per common share	$(0.49)	$(0.22)	$0.73	$0.95
Basic net earnings (loss) from discontinued operations per common share	2.13	0.11	(5.38)	(0.06)
Basic net earnings (loss) per common share	$1.64	$(0.11)	$(4.65)	$0.89

Diluted net (loss) earnings from continuing operations per common share	$(0.49)	$(0.22)	$0.73	$0.94
Diluted net earnings (loss) from discontinued operations per common share	2.12	0.11	(5.38)	(0.06)
Diluted net earnings (loss) per common share	$1.63	$(0.11)	$(4.65)	$0.88
Weighted-average common shares outstanding (in thousands):(1)
Basic	34,020	33,915	33,997	33,903
Diluted	34,078	33,915	34,045	33,903

(1)Weighted participating securities include RSUs and PSUs that receive non-forfeitable dividends and consist of 432,000 and 439,000 weighted participating securities for the three and six months ended June 30, 2021, respectively, and 411,000 and 412,000 weighted participating securities for the three and six months ended June 30, 2020, respectively.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	June 30,	December 31,
	2021	2020
		(Revised)
ASSETS
Cash and cash equivalents	$26.3	$10.6
Receivables, net	91.0	185.1
Inventories	289.0	298.7
Current assets held for sale	430.9	206.5
Other current assets	46.1	55.4
Property, plant and equipment, net	833.8	851.7
Noncurrent assets held for sale	—	404.1
Intangible and other noncurrent assets	255.4	249.4
Total assets	$1,972.5	$2,261.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$—	$10.0
Current liabilities held for sale	249.7	111.4
Other current liabilities	178.0	175.3
Long-term debt, net of current portion	1,152.8	1,299.1
Noncurrent liabilities held for sale	—	76.1
Deferred income taxes and other noncurrent liabilities	205.4	211.3
Total stockholders' equity	186.6	378.3
Total liabilities and stockholders' equity	$1,972.5	$2,261.5

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended June 30,
	2021	2020
		(Restated)
Net cash provided by operating activities(1)	$210.4	$233.9

Cash flows from investing activities:
Capital expenditures(2)	(39.0)	(42.7)
Proceeds from sale of business	56.7	—
Other, net	0.2	(1.3)

Net cash provided by (used in) investing activities	17.9	(44.0)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	190.1	64.2
Principal payments on revolving credit facility borrowings	(285.4)	(165.2)
Proceeds from issuance of long-term debt	70.6	22.2
Principal payments on long-term debt	(123.1)	(21.7)
Dividends paid	(48.7)	(49.5)
Deferred financing costs	(0.1)	(0.1)
Proceeds from stock option exercised	1.2	—
Shares withheld to satisfy employee tax obligations	(1.2)	(0.7)
Other, net	(0.9)	(0.9)

Net cash used in financing activities	(197.5)	(151.7)
Effect of exchange rate changes on cash and cash equivalents	1.8	(5.7)
Net change in cash and cash equivalents	32.6	32.5
Cash and cash equivalents, beginning of the year	21.0	34.7

Cash and cash equivalents, end of period	53.6	67.2
Less: cash and cash equivalents included in current assets held for sale	(27.3)	(27.4)
Cash and cash equivalents of continuing operations, end of period	$26.3	$39.8
(1)Includes cash flows provided by discontinued operations of $45.0 million and $13.1 million in 2021 and 2020, respectively.
(2)Includes capital expenditures of $5.4 million and $3.0 million related to discontinued operations in 2021 and 2020, respectively.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended June 30, 2021	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$142.6	$53.8	$3.0	$199.4
Intersegment sales	—	2.5	(2.5)	—
Shipping and handling cost	44.3	7.3	—	51.6
Operating earnings (loss)	19.2	0.7	(19.0)	0.9
Depreciation, depletion and amortization	17.6	9.1	3.3	30.0
Total assets (as of end of period)	986.5	456.6	98.5	1,541.6

Three Months Ended June 30, 2020	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$121.9	$51.0	$2.3	$175.2
Intersegment sales	—	2.4	(2.4)	—
Shipping and handling cost	29.7	7.3	—	37.0
Operating earnings (loss) (restated)	22.5	6.3	(19.1)	9.7
Depreciation, depletion and amortization	17.2	9.6	3.0	29.8
Total assets (as of end of period)	947.7	515.0	36.4	1,499.1

Six Months Ended June 30, 2021	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$511.6	$107.5	$5.8	$624.9
Intersegment sales	—	3.0	(3.0)	—
Shipping and handling cost	159.7	15.0	—	174.7
Operating earnings (loss)	110.8	6.0	(39.9)	76.9
Depreciation, depletion and amortization	35.6	17.9	6.4	59.9

Six Months Ended June 30, 2020	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$409.7	$106.4	$5.0	$521.1
Intersegment sales	—	2.7	(2.7)	—
Shipping and handling cost	119.5	15.9	—	135.4
Operating earnings (loss) (restated)	90.3	10.9	(37.2)	64.0
Depreciation, depletion and amortization	31.8	19.4	6.0	57.2

(1) Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.